EXHIBIT 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the following Registration Statements of Homestake Mining Company: Post-Effective Amendment No. 5 to No. 2-90903 on Form S-8 (originally filed on Form S-3); Post-Effective Amendment No. 3 to No. 2-90905 on Form S-8 (originally filed on Form S-3); No. 33-26049 on Form S-8; No. 33-32174 on Form S-8; No. 2-66538 on Form S-8; Post-Effective Amendment No. 1 to No. 33-48526 on Form S-8 (originally filed on Form S-4); Post-Effective Amendment No. 1 to No. 33-62667 on Form S-4 of our report dated February 9, 1996, appearing in and incorporated by reference in the Annual Report on Form 10-K of Homestake Mining Company for the year ended December 31, 1995.


/s/ Coopers & Lybrand L.L.P.

San Francisco, California
March 21, 1996